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                                                                    EXHIBIT 21.1


               SUBSIDIARIES OF XIONICS DOCUMENT TECHNOLOGIES, INC.


     There follows a list of the subsidiaries of the Registrant, all wholly owned:


     NAME OF SUBSIDIARY                    JURISDICTION OF ORGANIZATION
---------------------------------          ----------------------------
Xionics Holdings Limited                   United Kingdom
Xionics International Limited              United Kingdom
Xionics Document Technologies GmbH         Germany
Xionics Geschaftsfuhrungs GmbH             Germany
Xionics GmbH & Co. KG Software Consulting  Germany
Xionics Inc.                               Delaware
Xionics Securities Corporation             Massachusetts
GCA Software Development GmbH              Germany
Xionics Kabushiki Kaisha                   Japan